Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Second Quarter 2017 Results

DALLAS, Texas - July 25, 2017 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2017, including the following highlights:

•	Quarterly revenues and net income of $905.5 million and $51.1 million, respectively, compared to $1.2 billion and $94.6 million, respectively, in 2016

•	Quarterly earnings per common diluted share of $0.33 compared to $0.62 per share in 2016

•	Quarterly deliveries and orders totaling 4,055 and 5,705 railcars, respectively, in the Rail Group, compared to 6,065 and 2,910 railcars, respectively, in 2016

•	Rail Group backlog increases to 27,580 railcars as of June 30, 2017 from 26,420 railcars as of March 31, 2017, with a value of $2.7 billion for both periods

•
Company completes sales of $99.5 million of leased railcars during the quarter compared to sales of $149.1 million in 2016 with associated earnings per common diluted share of $0.11 and $0.18, respectively

•	Company repurchases approximately 1.9 million shares of common stock under its share repurchase authorization during the quarter at a cost of $52.4 million

•	Anticipates full year 2017 earnings per common diluted share of between $1.10 and $1.30 compared to its previous full year 2017 earnings guidance of between $1.00 and $1.25 per share
Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $51.1 million, or $0.33 per common diluted share, for the second quarter ended June 30, 2017. Net income for the same quarter of 2016 was $94.6 million, or $0.62 per common diluted share. Revenues for the second quarter of 2017 totaled $905.5 million compared to revenues of $1.2 billion for the same quarter of 2016.
“Our financial results for the second quarter of 2017 came in slightly ahead of our expectations,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Our markets remain highly competitive as supply and demand imbalances continue to impact many of our end markets. Generally speaking, when industry-order levels reach low points we begin to see strategic purchases occurring in our businesses. During the second quarter, this occurred in our railcar manufacturing business. I am very pleased with the order level our Rail Group received. Our Leasing and Construction Products businesses generated solid results during the quarter.”
Business Group Results
In the second quarter of 2017, the Rail Group reported revenues of $465.9 million compared to revenues of $693.2 million in the second quarter of 2016. Operating profit and profit margin for the Rail Group were $37.0 million and 7.9% in the second quarter of 2017 compared to $88.8 million and 12.8% in the second quarter of 2016. The decreases in revenues and operating profit were primarily due to significantly lower railcar deliveries. The Rail Group delivered 4,055 railcars and received orders for 5,705 railcars during the second quarter of 2017 compared to 6,065 and 2,910 railcars, respectively, in the same quarter last year. The Rail Group had a backlog of $2.7 billion as of June 30, 2017, representing 27,580 railcars, compared to a backlog of $2.7 billion as of March 31, 2017, representing 26,420 railcars.

The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit from leasing and management operations of $185.0 million and $85.6 million, respectively, in the second quarter of 2017, an increase of 3.6% and 14.9%, respectively, compared to the same quarter of 2016. The increases in revenues and operating profit reflect higher net additions to the lease fleet partially offset by lower average lease rates. Lower fleet maintenance and compliance expenses during the second quarter of 2017 also contributed to the increase in operating profit.
Total proceeds and operating profit from the sale of leased railcars from the lease fleet, including the sale of railcars owned for more than one year that are not included in revenue, were $99.5 million and $25.2 million, respectively, for the second quarter of 2017 compared with total proceeds and operating profit of $149.1 million and $43.2 million, respectively, in the second quarter of 2016. The decreases in proceeds and operating profit reflects a lower volume of leased railcar sales. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $33.5 million in the second quarter of 2017 compared to revenues of $118.3 million in the second quarter of 2016. Operating profit and profit margin for this Group were $0.5 million and 1.5% in the second quarter of 2017 compared to $14.3 million and 12.1% in the second quarter of 2016. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to significantly lower barge deliveries and changes in product mix. The Inland Barge Group had a backlog of $90.7 million as of June 30, 2017 compared to a backlog of $109.9 million as of March 31, 2017.
The Energy Equipment Group reported revenues of $238.5 million in the second quarter of 2017 compared to revenues of $240.6 million in the same quarter of 2016. Operating profit and profit margin for this Group were $24.3 million and 10.2% compared to $34.9 million and 14.5% in the same quarter last year. An increase in volumes in the Group's wind towers and utility structures product lines was offset by lower delivery volumes in the Group's other product lines leading to a decrease in revenues and operating profit compared to the same quarter last year. The backlog for structural wind towers as of June 30, 2017 was $0.9 billion compared to a backlog of $1.0 billion as of March 31, 2017.
The Construction Products Group reported revenues of $131.3 million in the second quarter of 2017 compared to revenues of $145.8 million in the second quarter of 2016. The decrease in revenues compared to the same quarter last year was primarily due to lower volumes in our highway products business. Operating profit and profit margin were $22.3 million and 17.0% in the second quarter of 2017 compared to $21.5 million and 14.7% in the same quarter last year. Operating profit increased compared to the same quarter last year primarily due to improved manufacturing efficiencies.
Cash and Liquidity
At June 30, 2017, the Company had cash, cash equivalents, and short-term marketable securities of $988.3 million. When combined with capacity under committed credit facilities, the Company had approximately $2.3 billion of available liquidity at the end of the second quarter.
Share Repurchase
For the second quarter and year to date, the Company repurchased 1,942,200 shares of common stock at a cost of $52.4 million leaving $163.0 million remaining under its current authorization through December 31, 2017.
Effective Tax Rate
In 2017, the Company adopted a new accounting standard which changed the accounting for certain aspects of share-based payments to employees. As a result, the Company anticipates there will be greater volatility in the provision for income taxes, primarily in the second quarter each year when the Company's share-based payments typically vest, resulting from stock price fluctuations between the grant date and the vest date. For the second quarter of 2017, the effective tax rate was 40.9% primarily related to share-based compensation compared to 35.1% in the second quarter of 2016, which excluded this impact.
Earnings Guidance for 2017
For the full year of 2017, the Company anticipates earnings per common diluted share of between $1.10 and $1.30 compared to its previous guidance of between $1.00 and $1.25 per share.
Actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 26, 2017 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2972 until 11:59 p.m. Eastern on August 2, 2017.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2017	2016
Revenues	$905.5	$1,184.9
Operating costs:
Cost of revenues	681.9	897.7
Selling, engineering, and administrative expenses	112.8	106.7
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(23.7)	(11.4)
Other	(0.7)	0.3
	770.3	993.3
Operating profit	135.2	191.6
Interest expense, net	43.4	44.3
Other, net	0.5	(4.9)
Income before income taxes	91.3	152.2
Provision for income taxes	37.3	53.4
Net income	54.0	98.8
Net income attributable to noncontrolling interest	2.9	4.2
Net income attributable to Trinity Industries, Inc.	$51.1	$94.6

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.34	$0.62
Diluted	$0.33	$0.62
Weighted average number of shares outstanding:
Basic	149.1	147.8
Diluted	151.0	147.8

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2017	2016
Revenues	$1,782.8	$2,372.8
Operating costs:
Cost of revenues	1,341.6	1,787.6
Selling, engineering, and administrative expenses	215.1	203.2
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(23.7)	(13.5)
Other	(2.0)	0.5
	1,531.0	1,977.8
Operating profit	251.8	395.0
Interest expense, net	86.7	88.9
Other, net	1.3	(5.6)
Income before income taxes	163.8	311.7
Provision for income taxes	58.1	110.8
Net income	105.7	200.9
Net income attributable to noncontrolling interest	8.6	9.1
Net income attributable to Trinity Industries, Inc.	$97.1	$191.8

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.64	$1.25
Diluted	$0.63	$1.25
Weighted average number of shares outstanding:
Basic	148.9	148.7
Diluted	151.0	148.7

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2017	2016
Rail Group	$465.9	$693.2
Construction Products Group	131.3	145.8
Inland Barge Group	33.5	118.3
Energy Equipment Group	238.5	240.6
Railcar Leasing and Management Services Group	192.1	296.6
All Other	22.7	19.7
Segment Totals before Eliminations	1,084.0	1,514.2
Eliminations - lease subsidiary	(115.9)	(252.1)
Eliminations - other	(62.6)	(77.2)
Consolidated Total	$905.5	$1,184.9

	Three Months Ended June 30,
Operating profit (loss):	2017	2016
Rail Group	$37.0	$88.8
Construction Products Group	22.3	21.5
Inland Barge Group	0.5	14.3
Energy Equipment Group	24.3	34.9
Railcar Leasing and Management Services Group	110.8	117.7
All Other	(5.7)	(5.2)
Segment Totals before Eliminations and Corporate Expenses	189.2	272.0
Corporate	(38.3)	(34.7)
Eliminations - lease subsidiary	(13.6)	(45.9)
Eliminations - other	(2.1)	0.2
Consolidated Total	$135.2	$191.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2017	2016
Rail Group	$944.2	$1,540.1
Construction Products Group	254.4	270.7
Inland Barge Group	96.2	229.1
Energy Equipment Group	493.9	514.0
Railcar Leasing and Management Services Group	371.0	475.1
All Other	45.5	41.6
Segment Totals before Eliminations	2,205.2	3,070.6
Eliminations - lease subsidiary	(296.9)	(535.4)
Eliminations - other	(125.5)	(162.4)
Consolidated Total	$1,782.8	$2,372.8

	Six Months Ended June 30,
Operating profit (loss):	2017	2016
Rail Group	$87.7	$246.0
Construction Products Group	37.9	37.4
Inland Barge Group	6.9	26.9
Energy Equipment Group	54.1	72.3
Railcar Leasing and Management Services Group	195.8	191.9
All Other	(10.3)	(10.3)
Segment Totals before Eliminations and Corporate Expenses	372.1	564.2
Corporate	(73.3)	(59.4)
Eliminations - lease subsidiary	(42.5)	(111.4)
Eliminations - other	(4.5)	1.6
Consolidated Total	$251.8	$395.0

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	($ in millions)
Revenues:
Leasing and management	$185.0	$178.5	$363.9	$349.0
Sales of railcars owned one year or less at the time of sale(1)	7.1	118.1	7.1	126.1
Total revenues	$192.1	$296.6	$371.0	$475.1
Operating profit:
Leasing and management	$85.6	$74.5	$170.6	$144.3
Railcar sales(1):
Railcars owned one year or less at the time of sale	1.5	31.8	1.5	34.1
Railcars owned more than one year at the time of sale	23.7	11.4	23.7	13.5
Total operating profit	$110.8	$117.7	$195.8	$191.9
Operating profit margin:
Leasing and management	46.3%	41.7%	46.9%	41.3%
Railcar sales	*	*	*	*
Total operating profit margin	57.7%	39.7%	52.8%	40.4%
Selected expense information(2):
Depreciation	$43.1	$38.7	$85.2	$76.1
Maintenance and compliance	$23.9	$31.8	$44.4	$63.4
Rent	$9.9	$9.9	$20.0	$19.4
Interest	$31.3	$31.4	$61.9	$63.2

	June 30, 2017	December 31, 2016
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	62,570	60,440
Partially-owned	24,660	24,670
	87,230	85,110
Portfolio utilization	97.5%	97.6%

	Six Months Ended June 30,
	2017	2016
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$7.1	$126.1
Railcars owned more than one year at the time of sale	92.4	37.7
Rail Group	—	8.1
	$99.5	$171.9
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$808.7	$563.4
Short-term marketable securities	179.6	234.7
Receivables, net of allowance	351.4	378.7
Income tax receivable	182.7	102.1
Inventories	627.3	665.8
Restricted cash	194.8	178.2
Net property, plant, and equipment	6,073.2	5,966.8
Goodwill	754.7	754.1
Other assets	279.7	281.5
	$9,452.1	$9,125.3

Accounts payable	$167.1	$156.1
Accrued liabilities	412.4	426.1
Debt, net of unamortized discount of $17.9 and $27.1	3,270.0	3,056.6
Deferred income	22.0	23.5
Deferred income taxes	1,210.7	1,072.9
Other liabilities	54.4	79.0
Stockholders' equity:
Trinity Industries, Inc.	3,929.7	3,918.5
Noncontrolling interest	385.8	392.6
	4,315.5	4,311.1
	$9,452.1	$9,125.3

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,976.4	$1,936.1
Accumulated depreciation	(1,023.3)	(974.4)
	953.1	961.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,885.4	4,673.0
Accumulated depreciation	(819.0)	(760.1)
	4,077.1	3,923.6
Partially-owned subsidiaries:
Equipment on lease	2,311.4	2,309.4
Accumulated depreciation	(461.3)	(429.8)
	1,850.1	1,879.6

Deferred profit on railcars sold to the Leasing Group	(970.4)	(948.2)
Accumulated amortization	163.3	150.1
	(807.1)	(798.1)
	$6,073.2	$5,966.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2017	December 31, 2016
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.4	399.7	399.6
Convertible subordinated notes, net of unamortized discount of $17.6 and $26.7	431.8	422.7
Other	0.6	—
	832.1	822.3
Less: unamortized debt issuance costs	(3.3)	(3.7)
	828.8	818.6
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	30.2	32.0
	30.2	32.0
Non-recourse:
Secured railcar equipment notes	613.4	647.3
Warehouse facility	167.6	204.1
Promissory notes	301.1	—
	1,082.1	851.4
Less: unamortized debt issuance costs	(13.1)	(11.4)
	1,069.0	840.0
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,356.1	1,381.0
Less: unamortized debt issuance costs	(14.1)	(15.0)
	1,342.0	1,366.0
	$3,270.0	$3,056.6

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	June 30, 2017	December 31, 2016
Leasing Debt Summary
Total Recourse Debt	$30.2	$32.0
Total Non-Recourse Debt	2,411.0	2,206.0
	$2,441.2	$2,238.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,099.2	$872.0
Partially-owned subsidiaries	1,342.0	1,366.0
	$2,441.2	$2,238.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,077.1	$3,923.6
Partially-owned subsidiaries	1,850.1	1,879.6
	$5,927.2	$5,803.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	27.0%	22.2%
Partially-owned subsidiaries	72.5%	72.7%
Combined	41.2%	38.6%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2017	2016
Operating activities:
Net income	$105.7	$200.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146.5	139.9
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(23.7)	(13.5)
Other	142.3	161.2
Changes in assets and liabilities:
(Increase) decrease in receivables	(52.8)	(43.4)
(Increase) decrease in inventories	39.6	60.5
Increase (decrease) in accounts payable and accrued liabilities	6.1	(43.4)
Other	(27.6)	24.2
Net cash provided by operating activities	336.1	486.4
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	92.4	37.7
Proceeds from dispositions of property	6.0	4.1
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $5.6 and $92.0	(271.6)	(346.0)
Capital expenditures - manufacturing and other	(43.4)	(79.8)
(Increase) decrease in short-term marketable securities	55.1	(115.1)
Acquisitions	(5.3)	—
Other	(2.1)	2.3
Net cash required by investing activities	(168.9)	(496.8)
Financing activities:
Payments to retire debt	(98.3)	(77.6)
Proceeds from issuance of debt	299.4	—
Shares repurchased(1)	(41.9)	(34.7)
Dividends paid to common shareholders	(33.5)	(33.4)
Purchase of shares to satisfy employee tax on vested stock	(14.0)	(16.1)
Distributions to noncontrolling interest	(16.9)	(10.9)
(Increase) decrease in restricted cash	(16.6)	12.5
Other	(0.1)	(1.4)
Net cash provided (required) by financing activities	78.1	(161.6)
Net increase (decrease) in cash and cash equivalents	245.3	(172.0)
Cash and cash equivalents at beginning of period	563.4	786.0
Cash and cash equivalents at end of period	$808.7	$614.0

(1) For the six months ended June 30, 2017, excludes shares totaling $10.5 million repurchased in June 2017 and cash settled in July 2017 in accordance with normal settlement practices.

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$51.1			$94.6
Unvested restricted share participation	(1.1)			(2.9)
Net income attributable to Trinity Industries, Inc. - basic	50.0	149.1	$0.34	91.7	147.8	$0.62
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.3		—	—
Convertible subordinated notes	—	1.6		—	—
Net income attributable to Trinity Industries, Inc. - diluted	$50.0	151.0	$0.33	$91.7	147.8	$0.62

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$97.1			$191.8
Unvested restricted share participation	(2.3)			(5.7)
Net income attributable to Trinity Industries, Inc. - basic	94.8	148.9	$0.64	186.1	148.7	$1.25
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.4		—	—
Convertible subordinated notes	—	1.7		—	—
Net income attributable to Trinity Industries, Inc. - diluted	$94.8	151.0	$0.63	$186.1	148.7	$1.25

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2017	2016
Net income	$54.0	$98.8
Add:
Interest expense	45.7	45.6
Provision for income taxes	37.3	53.4
Depreciation and amortization expense	73.7	70.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$210.7	$268.3

	Six Months Ended June 30,
	2017	2016
Net income	$105.7	$200.9
Add:
Interest expense	90.7	91.4
Provision for income taxes	58.1	110.8
Depreciation and amortization expense	146.5	139.9
Earnings before interest expense, income taxes, and depreciation and amortization expense	$401.0	$543.0

- END -